Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated September 27, 2010, of GT Solar International, Inc. and are in agreement with the statement contained in the first sentence of paragraph one and the statements contained in paragraphs two, three and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, LLP

Boston, Massachusetts

September 27, 2010